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                                                                     Exhibit 4.3


THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF JANUARY 31, 1997, BY AND BETWEEN THE COMPANY, THE HOLDER AND BANK OF MONTREAL, A COPY OF WHICH SHALL BE PROVIDED UPON REQUEST.

                           CONVERTIBLE PROMISSORY NOTE

January 31, 1997                                                      $1,875,000

     PLATINUM ENTERTAINMENT, INC., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of INTERSOUND, INC., a Minnesota corporation, or its successor or assigns (the "HOLDER") the principal amount of ONE MILLION EIGHT HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($1,875,000) together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

     This Note was issued pursuant to an Asset Purchase Agreement, dated as of November 13, 1996 and amended as of January 31, 1997 (the "PURCHASE AGREEMENT"), between River North Studios, Inc. (a wholly-owned subsidiary of the Company) and the Holder, and is the "CONVERTIBLE NOTE" referenced therein. Capitalized terms used herein and not otherwise defined herein will have the meanings given to such terms in the Purchase Agreement.

     1. PAYMENT OF INTEREST. Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on a daily basis on the unpaid principal amount of this Note at a per annum rate equal to the seven-year Treasury Rate, as announced in THE WALL STREET JOURNAL as of each Interest Payment Date PLUS one percent (1.00%). The Company shall pay to the Holder all accrued interest hereunder on the last day of each quarter with payments on July 31st, October 31st, January 31st, and April 30th (each, an "INTEREST PAYMENT DATE"), beginning July 31, 1997. Unless prohibited under applicable law, any payment due hereunder including any accrued interest which is payable hereunder and which is not paid on the date on which it is payable shall bear interest at a rate which is 3% per annum above the rate which interest is then accruing on the principal amount of this Note. Any accrued interest which for any reason has not theretofore been paid, shall be paid in full in immediately available funds on the date on which the final principal payment on this Note is paid. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is payable, until such time as payment therefor is actually delivered to the holder of this Note.

     2.   PAYMENT OF PRINCIPAL ON NOTE AND EXCHANGEABILITY.

          2.1 SCHEDULED PAYMENT. The Company shall pay the outstanding principal amount of this Note to the Holder on January 31, 2004 (the "Maturity Date").

          2.2  PREPAYMENTS.

               (a) OPTIONAL PREPAYMENTS. Upon notice as set forth in subparagraph (b) below, the Company may, at any time and from time to time, without premium or penalty, prepay all or a portion (in whole number multiples of $100,000) of the outstanding principal amount of the Note; provided that the Company has paid all interest on the Note accrued through the date of prepayment specified in the Company's notice referred to in subparagraph (b) below. A prepayment of less than all of the outstanding principal amount of the Note shall not relieve the Company of its obligation to pay the remaining outstanding principal amount of this Note on the date specified in SECTION 2.1 above.

               (b) NOTICE. The Company shall send written notice of its election to make a prepayment on the Note to the Holder by registered or certified mail, return receipt requested, at least 30 days prior to the date of prepayment, and during such 30-day period the Holder shall have the right to convert the portion of the Note to be prepaid to Conversion Shares pursuant to the terms set forth in SECTION 4 below.

          2.3 PAYMENT ON NON-BUSINESS DAYS. If any payment on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Illinois, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing any interest due in connection with such payment.

          2.4  COVENANTS.

               (a) The Company shall not declare or pay any dividends on, or purchase, redeem or acquire its capital stock, return any capital to holders of capital stock as such, or any distribution of assets to capital stockholders as such; provided, however, the Company shall in no event be prohibited from declaring and issuing stock dividends to its capital stockholders.

               (b) Neither the Company nor any material subsidiary may consolidate with, merge with or transfer all, or substantially all, of its properties or assets to another entity unless such successor entity assumes the obligations of the Company hereunder and unless, after giving effect thereto,
(i) no event shall have occurred and be continuing which , after notice or lapse of time, would become an Event of Default hereunder, (ii) immediately after such transaction, the successor entity shall have a consolidated net worth not less than the Company's consolidated net worth after consummation of such transaction and (iii) if the successor entity is a holding company, such entity's subsidiaries shall provide unconditional guarantees of the Company's obligations under this Note.

     3.   EVENTS OF DEFAULT.

          3.1 DEFINITION. For purposes of this Note, an Event of Default shall be deemed to have occurred:

               (a) if the Company fails to pay on any Interest Payment Date the full amount of interest then accrued and payable with respect to the Note (and such failure continues for a period of fifteen days);

               (b) if the Company fails to pay when due the full amount of any principal payment on the Note;

               (c) any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or the winding up of the Company (a "Proceeding"), and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) any such proceeding is not dismissed within 60 days after its initiation;

               (d) if the Company fails to perform or comply with any covenant contained herein or in the performance of the Registration Rights Agreement (as defined below); or

               (e) if an event of default has occurred under the agreements evidencing the Senior Debt and the holder of such Senior Debt exercises its right to accelerate (and make due and payable immediately) all amounts outstanding under the Senior Debt.

          3.2  CONSEQUENCES OF EVENTS OF DEFAULT.  Subject to the terms of
SECTION 7 below, if any Event of Default under SECTION 3.1(c) above has occurred, then all amounts outstanding under this Note shall immediately become due and payable, or (subject to the terms of SECTION 7 below) if any other Event of Default has occurred the Holder may declare (by written notice delivered to the Company) all or any portion of the outstanding principal amount of this Note due and payable and demand immediate payment of all or any portion of the outstanding principal amount of the Note. If the Holder demands immediate payment of all or any portion of this Note pursuant to the terms of this SECTION 3.2, the Company shall pay the Holder the principal amount of this Note requested to be paid plus accrued interest thereon immediately upon the initial declaration of acceleration; provided that if within 45 days after this Note shall have become due and payable pursuant to this SECTION 3.2, the Company shall pay all arrears of interest on this Note and payments on account of the principal (if any) on this Note which shall have become due otherwise than by acceleration (with interest on such overdue principal (if any) and overdue interest at the rate specified in this Note), and all Events of Default (other than nonpayment of principal, and interest on, this Note due and payable solely by virtue of acceleration) shall be remedied within such 45-day period, than any such acceleration shall automatically be rescinded and annulled. The rights of the Company to remedy a default as set forth in the foregoing sentence shall immediately terminate upon the issuance of Private Placement Convertible Debentures (as hereinafter defined) if such Private Placement Convertible Debentures do not also contain a similar right.

     4.   CONVERSION.

     (a) At the option of Holder, the outstanding principal balance of and all accrued and unpaid interest on this Note, is convertible, in whole or in part, at any time after the first anniversary of the date of execution of this Note through the date on which the entire principal balance of and all accrued and unpaid interest on this Note is paid and/or converted as herein provided, into that number of shares (the "CONVERSION SHARES") of the Common Stock of the Company, calculated by dividing the Conversion Price (as defined below) in effect at the time of each conversion into the then outstanding principal balance and accrued and unpaid interest that is being converted. This Note will be deemed to have been converted by the Holder, who will be deemed for all purposes to have become the registered holder of the Conversion Shares issuable upon such conversion, by and on the date of surrender of this Note to the Company at the Company's principal office. As soon as practicable after such surrender of this Note, and in any event within twenty (20) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to Holder a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock of the Company to which Holder shall be entitled upon such conversion.

     (b) Notwithstanding the reference to "the first anniversary" in the first sentence of SECTION 4(a) above, in the event the Company desires to consummate a registration of its Common Stock prior to the first anniversary hereof, the Holder shall have the right to immediately convert this Note pursuant to the terms of SECTIONS 4 AND 5 herein and shall have the opportunity to include in such registration the Conversion Shares pursuant to SECTION 2.2 of the Registration Rights Agreement (as defined below). The Company shall provide the Holder with prior written notice of its intention to consummate a registration of its Common Stock and the Holder shall have five business days (after delivery of such written notice) to exercise such right by providing written notice to the Company within such five business day period.

     5. CONVERSION PRICE AND ADJUSTMENT. The price at which this Note shall be convertible into Conversion Shares (the "CONVERSION PRICE") initially shall be $9.80 per share, subject to adjustment pursuant to this SECTION 5.

          (a) If the Company at any time (i) subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares shall be proportionately increased, and (ii) if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares shall be proportionately decreased.

          (b)  In the event that:

               (1) subject to the provisions of this Note, the Company shall declare any cash dividend upon its Common Stock, or

               (2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

               (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

               (4) there shall be any capital reorganization or reclassification of the capital stock of the Company, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Company with, or sale or lease of all or substantially all of its assets to, another corporation, or

               (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

     then, in connection with such event, the Company shall give to the holders of this Note:

          (i) at least 10 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

          (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, lease, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place.

          Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company and shall be effective three (3) days after mailing.

     6.   RESERVATION OF SHARES, FRACTIONAL SHARES.

          (a) The Company hereby agrees that at all times it shall reserve for issuance and delivery upon conversion of this Note such number of shares of its Common Stock as shall be required for issuance and delivery upon conversion of this Note.

          (b) No fractional shares shall be issued upon conversion of this Note. With respect to any fraction of a share called for upon conversion of this Note, the Company shall pay to Holder an amount in cash equal to such fraction multiplied by the then current market value of a share of Common Stock, determined as follows:

               (i) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange the current value shall be the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of conversion of this Note or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or

               (ii) if the Common Stock is not listed or admitted to unlisted trading privileges the current value shall be the mean of the last reported bid and ask prices reported by the National Quotation Bureau, Inc., on the last business day prior to the date of the conversion of this Note; or

               (iii) if the Common Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not so reported, the current value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

     7.   SUBORDINATION.

          (a) SUBORDINATION OF NOTE TO SENIOR INDEBTEDNESS. The Company and Holder covenant and agree that all amounts (including all principal, interest, premiums and other payments) payable by the Company with respect to this Note (the "SUBORDINATED DEBT") are not secured in any manner and shall be subordinate and subject in right of payment to the prior payment in full in cash of any Senior Debt, and that each holder of Senior Debt (a "Senior Holder"), whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this SECTION 7. The holder of this Note also agrees to execute any other documents or instruments which may be required by any financial institution holding Senior Debt in order to further memorialize the subordinated nature of this Note, including, without limitation, but subject to the provision hereinafter set forth, a subordination agreement which may have more restrictive terms than the terms set forth in this Note (in which case the terms of any such subordination agreement shall govern in the event of a conflict); provided, however, (a) no subordination provision shall contain terms restricting payment of this Note in accordance with its terms as long as notice of default with respect to the Senior Debt has not been given by the holder thereof to either the Company or the Holder, and (b) in the event the Company issues any convertible debentures in connection with a private placement ("Private Placement Convertible Debentures"), this Note will be PARI PASSU in right of payment with such Private Placement Convertible Debentures and in no event will the subordination provisions set forth herein be more restrictive than the terms of the subordination provisions of any such Private Placement Convertible Debentures.

     (b)  DEFINITIONS.

               (i) "SENIOR DEBT" means any Indebtedness of the Company, whether outstanding on the date of this Note or hereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior, in right of payment, to this Note or other Indebtedness which is PARI PASSU with, or subordinated to, this Note; PROVIDED, that in no event shall Senior Debt include (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) Indebtedness to trade creditors, or (c) any liability for taxes owed or owing by the Company.

               (ii) "CAPITALIZED LEASE OBLIGATIONS" means rental obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles ("GAAP"), and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

               (iii) "INDEBTEDNESS" of any person or entity means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person or entity, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or entity or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than ninety (90) days past their original due date, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person or entity with respect to any letter of credit; (b) all net obligations of such person or entity under Interest Swap and Hedging

     Obligations; (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such person or entity has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Common Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

               (iv) "INTEREST SWAP AND HEDGING OBLIGATIONS" means any obligation of any person or entity pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person or entity is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payment made by such person or entity calculated by applying a fixed or floating rate of interest on the same notional amount.

     (c)  PAYMENT SUSPENSION.

               (i) If and so long as a Senior Default (as defined below) has occurred and is continuing, then, upon notice to the Holder of such Senior Default, except as otherwise set forth below in this SECTION 7(c), the Company shall not make, and the holders of the Subordinated Debt shall not accept or receive from the Company, directly or indirectly, in cash or other property in any other manner (including, without limitation, from or by way of any collateral or redemption or sale) payment of all or any part of the Subordinated Debt prior to the Maturity Date thereof unless and until THE EARLIER OF (A) the Senior Debt has been paid in full or (B) the Senior Default has been cured by the Company or waived by the holders of the Senior Debt, in each case in accordance with the terms of the relevant agreements governing such Senior Debt.

               (ii) If there is a Senior Default which results in the Company not making a payment of principal or interest of Subordinated Debt pursuant to the terms hereof, the Company shall promptly provide to the holder of this Note written notice of such Senior Default.

               (iii) "SENIOR DEFAULT" means the occurrence and continuance (after any applicable grace period) of a default in payment of all or any part of the Senior Debt, a default in the financial covenants under the Senior Debt (including any current or coverage ratios or any net worth or debt-to-equity tests) or any other event of default under any agreement governing any Senior Debt

          (d) LIQUIDATION, WINDING UP, ETC. Upon any distribution of assets of the Company or upon any dissolution, winding up, liquidation or reorganization of the Company, whether pursuant to a Proceeding or otherwise:

               (i) the holders of all Senior Debt shall be entitled to receive payment in full of the principal thereof, the interest due thereon and any premium or other payment obligation with respect thereto before the holders of the Subordinated Debt are entitled to receive any payment upon the Subordinated Debt; and

               (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Subordinated Debt would be entitled but for the provisions of this SECTION 7 shall be paid by the liquidating trustee or agent or other person or entity making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Debt or their agents or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, interest on and any premium or other amounts payable with respect to the Senior Debt held or represented by each such holder, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Debt.

     The consolidation of the Company with, or the merger of the Company into, another entity shall not be deemed a dissolution, winding up, liquidation or reorganization of the Company for the purposes of this SECTION 7(d) if such other entity is organized in the United States and such entity, as a part of such consolidation or merger, succeeds to the Company's property and business and assumes the Company's obligations (including the Senior Debt and the Subordinated Debt).

     (e) PAYMENT HELD IN TRUST. All payments or distributions by the Company upon or with respect to the Subordinated Debt which are received by the holders hereof in violation of or contrary to the provisions of SECTIONS 7(c) OR 7(d) above shall be received in trust for the benefit of the holders of the Senior Debt and shall be paid over upon demand to such holders in the same form as so received (with all necessary endorsements) to be applied to the payment of the Senior Debt.

     (f) ACCELERATION AND REMEDIAL ACTIONS. Notwithstanding anything herein to the contrary, so long as any Senior Debt is outstanding, for a period of 180 days after notice is provided to the Holder of a Senior Default, no notice of acceleration shall be given or, if given, shall be effective with respect to this Note, and the holder of this Note will not ask for, demand, sue for, take or receive from the Company, by setoff or in any other manner, the whole or any part of any monies which may now or hereafter be owing by the Company to the holder of this Note with respect to the Subordinated Debt prior to the Maturity Date or participate as one of the initial petitioning creditors in an involuntary petition under the U.S. Bankruptcy Code or similar insolvency statute against the Company with respect to the Subordinated Debt prior to the Maturity Date; provided, however, the restrictions of this SECTION 7(f) shall no longer apply upon the first to occur of the following: (i) the institution of bankruptcy proceeding by or against the Company, (ii) commencement of foreclosure proceedings by the holders of Senior Debt on the collateral securing the Senior Debt or (iii) the payment or other satisfaction of all of the Senior Debt and the termination of the obligations (if any) of the holders of Senior Debt to extend any Senior Debt.

     (g) SUBROGATION. Upon receipt by the holders of the Senior Debt of amounts sufficient to pay all Senior Debt in full, to the extent any amounts which are otherwise payable with respect to the Subordinated Debt, but for the provisions of this SECTION 7, have been paid over to the holders of the Senior Debt, the holders of the Subordinated Debt shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to Senior Debt until the Subordinated Debt is paid in full, and no such payments or distributions to the holders of the Senior Debt of cash, property or securities otherwise distributable to the holders of Subordinated Debt shall, as between the Company, its creditors (other than the holders of Senior Debt) and the holders of the Subordinated Debt, be deemed to be payment by the Company to the holders of the Senior Debt. The provisions of this SECTION 7 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holders of the Senior Debt for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company) all as though such payment had not been made.

     8. REGISTRATION. Upon any conversion of this Note, the Common Stock issued to the Holder will not be registered under the Securities Act of 1933 (the "Act"), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder; PROVIDED, HOWEVER, the Holder shall have the right to require the Company to register the Common Stock received in connection with such conversion pursuant to the terms of that certain Registration Rights Agreement, dated of even date herewith, by and between the Company and the Holder.

     9. ESCROW. Pursuant to the Purchase Agreement, this Note is to be held in escrow in accordance with the terms of that certain Indemnity Escrow Agreement, dated of even date herewith, by and among the Holder, the Company and River North Studios, Inc.

     10. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of this Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

     11. CANCELLATION. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

     12. MANNER OF PAYMENT. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Illinois, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment. Payments of principal and interest are to be delivered to the Holder at the address indicated on the Company's records, to such other address or to the attention of such other person as specified by prior written notice to the Company or by wire transfer of immediately available federal funds to an account designated, in writing, by the Holder.

     13. NOTE EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new note containing the same terms and conditions and representing in the aggregate the principal amount of this Note, and any such new Note will represent such portion of such principal amount as is designated by the Holder at the time of such surrender. The date the Company initially issues this Note will be deemed to be the "DATE OF ISSUANCE" hereof regardless of the number of times any new note or notes shall be issued.

     14. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

     16.  ASSIGNMENT.

          (a) Except upon distribution from the escrow described in SECTION 9 hereof, this Note may not be assigned by Holder without the prior written consent of the Company; PROVIDED, HOWEVER, upon distribution from escrow, the Note may be assigned to the holders, at that time, of the Company's $3,125,000 Convertible Promissory Note, all on a pro rata basis. Upon any such transfer, the Company shall issue replacement notes to such assignees, and such assignees shall have all of the rights and be subject to all of the obligations, terms and conditions set forth in this Note. In the event of an assignment pursuant to the terms of this SECTION 16, the Holder hereof and all subsequent assignees agree that if an Event of Default has occurred hereunder, all holders of this Note (i.e. the Holder and all assignees) must agree as a group to accelerate the amounts due under this Note with the intention being that one such holder can not individually accelerate without all of the other holders joining in such acceleration.

          (b) This Note may not be assigned by the Company without the prior written consent of Holder; PROVIDED, HOWEVER, that the Company may assign the obligations of this Note without Holder's consent in the event of the sale or transfer of substantially all of the assets of the Company (whether by merger or otherwise) if the covenants set forth herein have been complied with in all material respects and the purchaser or transferee of the assets of the Company assumes the obligations hereunder.

     17. EXPENSES. If an Event of Default has occurred, the Company shall pay the Holder all costs and expenses, including reasonable attorney's fees, incurred by the holder in enforcing its rights hereunder.

     IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.


     PLATINUM ENTERTAINMENT, INC.



     By:  /s/ Steven Devick
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     Its: Chief Executive Officer and President
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                                      -13-